Exhibit 3.1

INFORMATION REGARDING ALTERATION TO ARTICLES

1.	The attached is a copy of an alteration made to the Articles of:

Briacell Therapeutics Corp.

2.	The alteration was:
(a) Passed by the type of resolution and on the date indicated below:

Director(s) resolution dated: ________________________________________________________________

Ordinary resolution dated: February 9, 2023 deleting and replacing Article 11.3 in its entirety to the form attached hereto as Schedule A; and deleting Article 11.8 in its entirety________________________________________

Special resolution dated: __________________________________________________________________

Exceptional resolution dated: ________________________________________________________________

(b)	Became effective on the date (and time) indicated below:

Date/time the resolution was received for deposit at the records office being: February 13, 2023 at 6:30 a.m.
Date/time specified in the resolution being:
Date/time the Notice of Alteration was filed with the Registrar of Companies being:
Date/time the Transition Application was filed with the Registrar of Companies being:

BENNETT JONES LLP

Date:	February 13, 2023

SCHEDULE A

11.3	Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1/3% of the shares entitled to be voted at the meeting.